EXHIBIT 99.1

Predictive Oncology Adjourns Annual Meeting of Stockholders to December 30, 2021

MINNEAPOLIS, Dec. 27, 2021 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, announced today that the Company’s Annual Meeting of Stockholders was convened at 3:00 p.m. Central Time on December 23, 2021 and was immediately adjourned due to lack of the required quorum. A quorum was not achieved because there were fewer than a majority of outstanding shares entitled to vote, either present in person or represented by proxy, at the Annual Meeting. The Annual Meeting was adjourned to 3:00 p.m. Central Time on Thursday, December 30, 2021 at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402 to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 5, 2021. During the period of adjournment, the Company will continue to solicit votes from its stockholders with respect to the proposals set forth in the proxy statement.

Only stockholders of record as of the record date, October 26, 2021, are entitled to and are being requested to vote. At the time the Annual Meeting was adjourned, proxies had been submitted by stockholders representing approximately 46% of the shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record on October 26, 2021 who have not yet voted to do so before December 29, 2021 at 11:59 p.m., Eastern Time. For additional information please refer to the proxy statement dated July 7, 2021 available at www.sec.gov and Predictive’s investor relations web site at http://www.proxypush.com/poai. If you have any questions, or need assistance in voting, please contact our proxy solicitor Regan & Associates, Inc., at (212) 587-3005 or 800-737-3426.

About Predictive Oncology Inc.
Predictive Oncology (NASDAQ: POAI) operates through three segments (Skyline, Helomics and Soluble Biotech), which contain four subsidiaries: Helomics, TumorGenesis, Skyline Medical and Soluble Biotech.

Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. TumorGenesis Inc. specializes in media that help cancer cells grow and retain their DNA/RNA and proteomic signatures, providing researchers with a tool to expand and study cancer cell types found in tumors of the blood and organ systems of all mammals, including humans. Skyline Medical markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. Soluble Biotech is a provider of soluble and stable formulations for proteins including vaccines, antibodies, large and small proteins and protein complexes.

Investor Relations Contact:

Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net